FIRST ADDENDUM TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION



     THIS ADDENDUM TO THE AGREEMENT AND PLAN OF REORGANIZATION (the "Addendum") is made as of August 10, 2001, by and among Informed Care, Inc., a privately owned Florida corporation ("ICI"), Hometown Info, Inc., a privately owned Minnesota corporation ("HII"), Murdock Communications, Corp., a publicly owned and traded Iowa corporation ("MCC") (collectively referred hereinafter as the "Parties").

     WHEREAS, the Parties executed an Agreement and Plan of Reorganization on July 25, 2001 (the "Definitive Agreement") pursuant to which the Parties shall exchange shares of their common stock so that ICI and HII will become wholly-owned subsidiaries of MCC subsequent to the amendment to MCC's charter ("Newco"); and

     WHEREAS, pursuant to the terms and conditions of the Definitive Agreement, ICI will acquire 43.50% of the issued and outstanding shares of common stock of Newco in exchange for all the issued and outstanding shares of ICI common stock, HII will acquire 26.50% of the issued and outstanding shares of common stock of Newco in exchange for all of the issued and outstanding shares of HII common stock and MCC will retain 30% of the issued and outstanding shares of common stock of Newco; (the "Exchange Shares"); and

     WHEREAS, the Definitive Agreement sets forth that it shall not become effective until three (3) days after ICI has completed its pending transaction with Accent Health which shall have resulted in revenues to ICI in a minimum amount of $200,000; and

     WHEREAS, the Definitive Agreement sets forth that HII's outstanding capital consists of 33,000 shares of common stock, no par value; and

     WHEREAS, the Parties desire to amend the terms of the Definitive Agreement pursuant to the terms and conditions of this Addendum;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 The terms as set forth in Article 1 of the Definitive Agreement shall have the same meaning in this Addendum


                                    ARTICLE 2

     2.1 ENFORCEABILITY OF THE DEFINITIVE AGREEMENT. This Addendum is intended only to supplement the terms and conditions of the Definitive Agreement. None of the terms and conditions contained herein are intended to, nor shall have the effect of, relieving any of the Parties of its obligations as set forth within the Definitive Agreement.

     2.2 ADDENDUM TO PREVAIL. Notwithstanding anything to the contrary contained within Section 2.1, any inconsistencies between the terms and conditions of the provisions of this Addendum and the Definitive Agreement shall be resolved in favor of the provisions of this Addendum.

                                    ARTICLE 3
                           AMENDEMENT TO THE EXCHANGE

     3.1 This Article 3 is intended to supplement the provisions of Article 3 of the Definitive Agreement, "Exchange of Stock".

     3.2 SHARE OWNERSHIP. Notwithstanding anything to the contrary contained within Section 2.5.8 of the Definitive Agreement, the Parties hereto set forth that the shares of common stock of Newco shall be issued so that, after the Exchange, ICI shareholders shall own 41.00% of the issued and outstanding shares of common stock of Newco, HII shareholders shall own 29.00% of the issued and outstanding shares of common stock of Newco and MCC shareholders shall retain 30.00% of Newco shares of common stock.

     3.3 Notwithstanding anything to the contrary contained within the Definitive Agreement, the Parties shall not receive the Consideration upon the Effective Time in the manner set forth therein.

     3.4 REDUCTION OF SHARES. Founders, officers, directors and affiliates, of ICI ("ICI Insiders") and founders, officers, directors and affiliates of HII ("HII Insiders") shall receive shares of common stock of Newco reduced by the amount of shares as set forth within this Section. The list of ICI Insiders and HII Insiders and the amount of shares subject to the terms and provisions of this Section are set forth in Exhibit A hereto.

     3.5 THE ESCROW SHARES. Pursuant to the terms and conditions set forth herein, 1,721,625 shares of common stock of ICI, which represent seventy-five percent (75%) of the pre-Exchange shares of ICI common stock of ICI founders, officers, directors and affiliates, intended to be exchanged for shares of Newco common stock and transferred to ICI Insiders, (the "ICI Escrow Shares") and 34,083 shares of common stock of HII, which represent sixty-five percent (65%) of the pre-Exchange shares of HII common stock of Andy Robinson, HII's Chief Executive Officer and sole founder, intended to be exchanged for shares of Newco common stock and transferred to Andy Robinson (the "HII Escrow Shares") as Consideration for the Exchange as set forth in Article 3 of the Definitive Agreement, shall be delivered to Levy, Boonshoft & Spinelli, as Escrow Agent (the "Escrow Agent") to be held pursuant to the provisions set forth within this Section.

     3.6     YEAR  2002  REVENUES.

          3.6.1 If Newco generates revenues in the amount of ten million dollars ($10,000,000) from the Effective Time to December 31, 2002 and Newco has
                                                                             ---
received  net  financing  in  the  amount  of  one million five hundred thousand
--------
dollars ($1,500,000) on or before December 31, 2001, then 50% of the ICI Escrow Shares shall be transferred to the ICI Insiders and 50% of the HII Escrow Shares shall be transferred to the HII Insiders.

          3.6.2 If Newco generates revenues in the amount of ten million dollars ($10,000,000) from the Effective Time to December 31, 2002 and Newco has
                                                                             ---
not  received  net  financing in the amount of one million five hundred thousand
-------------
dollars ($1,500,000) on or before December 31, 2001, then 50% of the ICI Escrow Shares shall be transferred to the ICI Insiders and 50% of the HII Escrow Shares shall be transferred to the HII Insiders.

          3.6.3 If Newco does not generate revenues of ten million dollars ($10,000,000) from the Effective Time to December 31, 2002 after having received
                                                           ---------------------
net financing in the amount of $1,500,000 on or before December 31, 2001 then 50% of the ICI Escrow Shares and 50% of the HII Escrow Shares shall be retired and released by the Escrow Agent to Newco as treasury stock on or before January 15, 2003.

     3.7     YEAR  2003  REVENUES.

          3.7.1 If Newco generates revenues in the amount of twenty-five million dollars ($25,000,000) during the period January 1, 2003 to December 31, 2003 and Newco has received net financing in the amount of three million five
                  ------------
hundred thousand dollars ($3,500,000) between the period of January 1, 2002 to December 31, 2002, then the remaining ICI Escrow Shares shall be transferred to the ICI Insiders and the remaining HII Escrow Shares shall be transferred to the HII Insiders.

          3.7.2 If Newco generates revenues in the amount of twenty-five million dollars ($25,000,000) during the period January 1, 2003 to December 31, 2003 and Newco has not received net financing in the amount of three million
                  -----------------
five hundred thousand dollars ($3,500,000) between the period of January 1, 2002 to December 31, 2002, then the remaining ICI Escrow Shares shall be transferred to the ICI Insiders and the remaining HII Escrow Shares shall be transferred to the HII Insiders.

          3.7.3 If Newco does not generate revenues of twenty-five million dollars ($25,000,000) during the period January 1, 2003 to December 31, 2003 after having received net financing in the amount of three million five hundred
----------------------
thousand dollars ($3,500,000) between the period of January 1, 2002 to December 31, 2002 then the remaining ICI Escrow Shares and the remaining HII Escrow Shares shall be retired and released by the Escrow Agent to Newco as treasury stock on or before January 15, 2004.

     3.8 RECISION. If Newco enters into an agreement, from the Effective Time to December 31, 2003, for the sale of all or substantially all of Newco's assets, the sale of a number of shares of its capital stock that would result in a change of control, or the merger with another entity, then any remaining Escrow Shares shall revert to the ICI Insiders and HII insiders on a pro rata basis.

     3.9 Upon release from escrow by the Escrow Agent under the terms and conditions set forth herein, the Escrow Shares shall be exchanged for shares of Newco common stock pursuant to the terms and conditions set forth in the Definitive Agreement.

     3.10 VOTING OF ESCROW SHARES. ICI Insiders and HII Insiders shall retain all voting rights to their corresponding Escrow Shares of Newco common stock on all matters in which Newco shareholders are entitled to vote, for as long as the Escrow Shares shall remain deposited with the Escrow Agent. If the Escrow shares are forfeited and retired as set forth in Sections 3.5.3 and 3.6.3, then the ICI Insiders and HII Insiders shall forfeit all voting rights to the corresponding Escrow Shares.

                                    ARTICLE 4
                            ACCENT HEALTH TRANSACTION

     4.1 This Article 4 is intended to modify the provisions of Sections 2.1.1, 8.8 and 10.18 of the Definitive Agreement.

     4.2 Notwithstanding anything to the contrary contained within the Definitive Agreement, the effectiveness of the Definitive Agreement shall not, as set forth therein, be contingent upon ICI's completion of a transaction with Accent Health resulting in revenues in the minimum amount of $200,000 for ICI.

     4.3 Pursuant to the terms and conditions set forth herein, Sections 2.1.1, 8.8 and 10.18 shall be amended to state that the Definitive Agreement shall not be effective unless and until ICI has executed a Letter of Intent with Accent Health.


                                    ARTICLE 5
                             HII CAPITAL RESTATEMENT

     5.1     This  Article  5  is  intended to modify the provisions of Sections
3.1.1.2  and  6.3.1  of  the  Definitive  Agreement.

     5.2 Notwithstanding anything to the contrary contained within the Definitive Agreement, there are 151,219 shares issued and outstanding shares of HII common stock, no par value, rather than the 33,000 set forth within Sections
3.1.1.2  and  6.3.1  of  the  Definitive  Agreement.


                                    ARTICLE 6
                                 USE OF PROCEEDS

6.1 This Article is intended to supplement the provision of the Definitive Agreement by setting forth the following table of use of proceeds from the financing in the net amount of one million five hundred thousand dollars ($1,500,000) on or before December 31, 2001.

6.2 The table set forth in Exhibit B reflects the intended application of the net proceeds from financing set forth in Section 6.1 of this Addendum and may be modified pursuant to written agreement among the Parties.


                (THE REST OF THIS PAGE LEFT INTENTIONALLY BLANK.)

INFORMED  CARE,  INC.


By  /s/ Michael R. Kerouac
    --------------------------------
     Michael R. Kerouac, CEO

HOMETOWN  INFO,  INC.


By  /s/ Andrew Robinson
    --------------------------------
     Andrew Robinson, CEO



MURDOCK  COMMUNICATIONS  CORPORATION



By  /s/ Eugene I. Davis
    --------------------------------
     Eugene I. Davis, CEO

                                    EXHIBIT A

INFORMED  CARE,  INC.  INSIDERS

                             Total   Escrow
Name                        Shares   Shares
--------------------------  -------  -------
Michael Kerouac. . . . . .  310,000  232,500
Barry Richman. . . . . . .  308,000  231,000
George P. Tremblay . . . .  308,000  231,000
Mark Potter. . . . . . . .  150,000  115,500
Alan A. Rubin. . . . . . .   30,000   22,500
Franklin Pierce Smith, III   40,000   30,000
Joseph Rowell. . . . . . .   14,000   10,500
Gregory Gentling . . . . .  541,500  406,125
Mathew Gillio* . . . . . .  590,000  442,500

*Shares  underlying  options  treated  as  founders'  shares.


HOMETOWN  INFO,  INC.  INSIDERS

               Total   Escrow
Name           Shares  Shares
-------------  ------  ------
Andy Robinson  52,435  34,083

                                    EXHIBIT B




                    ICI       MCC       HII
                  --------  --------  -------
Salary and Taxes  $140,000  $ 85,000  $30,000
Notes Payable. .    60,000         0   70,000
Legal. . . . . .   180,000   135,000   30,000
Accounting . . .    90,000    40,000   30,000
Trade. . . . . .   100,000   365,000   30,000
Other. . . . . .         0   115,000        0




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